Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT: SAFLINK Corporation Thomas Doggett, Director of Marketing (800) 762-9595 tdoggett@saflink.com	SAFLINK PRESS CONTACT: Sterling Communications Rachel Berry (253)-853-5030 rberry@sterlingpr.com

SAFLINK® CORP. REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Revenue Increases 357% Over Preceding Quarter

BELLEVUE, WA—(November 3, 2003)—SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, today reported financial results for its third quarter ended September 30, 2003.

Revenue for the third quarter of 2003 was $763,000, compared to $167,000 for the second quarter of 2003 and $366,000 for the third quarter of 2002. The Company reported a net loss attributable to common stockholders of $2.5 million, or $0.09 per share, in the third quarter of 2003, compared to a net loss attributable to common stockholders of $3.4 million, or $0.13 per share, in the second quarter of 2003, and a net loss attributable to common stockholders of $1.5 million, or $0.08 per share, in the third quarter of 2002.

For the nine months ended September 30, 2003, revenue was $1.5 million compared to $926,000 for the first nine months of 2002, an increase of 65%. The Company reported a net loss attributable to common stockholders of $7.9 million, or $0.31 per share, for the nine months ended September 30, 2003, compared to a net loss attributable to common stockholders of $9.5 million, or $0.69 per share, for the first nine months of 2002.

“We made substantial progress in the third quarter on the revenue front,” said Glenn Argenbright, SAFLINK’s President and Chief Executive Officer. “The new direct sales team that we added in the second quarter started to show some traction and we landed a large order from a major pharmaceutical manufacturer. We believe that the order was significant in several respects: it’s the first order on a plant deployment with an estimated total value of $1 million; it has led to discussions for similar solutions at other processing plants – inside and outside of the pharmaceutical industry; and it demonstrates the adaptive nature of our technology – the ability to layer strong authentication on top of existing or even legacy systems to improve security of manufacturing processes and thereby the products that are produced.” Argenbright continued, “I’m also pleased to report that we recently received our first order through our distribution agreement with a major PC manufacturer, whose relationship we announced in July.”

“While we were successful in increasing revenue, we also reduced our operating expenses by more than $400,000 from the second quarter, and maintained a strong balance sheet. On the technology side, we were issued what we believe to be a very broad and significant patent concerning our core software solutions. All in all, I’m very pleased with the quarter. Moving forward, we will continue to pursue new opportunities in each of our key verticals, especially those in the manufacturing processing space – both directly and through our burgeoning relationships with manufacturing processing solution companies,” concluded Argenbright.

The Company will hold an earnings conference call today at 5:00 PM EST. The Company may provide forward-looking information on this call. To listen to the conference, please call 1-800-992-7413 (international callers dial +1-801-303-7424).

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication™” to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect valuable information, and replace text-based passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services. Further information is available through the Company’s web site at www.saflink.com.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “The Power of Biometric Authentication” is a trademark of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to complete new sales contracts entered into this quarter, its ability to convert any backlog or potential sales opportunities into definitive agreements and revenue-producing relationships, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

- Continued on Next Page-

SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue:
Product	$331	$79	$688	$336
Service	432	287	839	590

Total revenue	763	366	1,527	926
Cost of revenue:
Product	125	39	216	318
Service	175	55	338	178

Total cost of revenue	300	94	554	496

Gross profit	463	272	973	430
Operating expenses:
Product development	687	447	1,873	1,255
Sales and marketing	1,317	415	3,802	1,143
General and administrative	956	880	3,203	2,783

Total operating expenses	2,960	1,742	8,878	5,181

Operating loss	(2,497)	(1,470)	(7,905)	(4,751)
Interest expense	(6)	(5)	(11)	(43)
Other income, net	20	8	51	12

Net loss	(2,483)	(1,467)	(7,865)	(4,782)
Preferred stock dividend	—	—	—	4,731

Net loss attributable to common stockholders	$(2,483)	$(1,467)	$(7,865)	$(9,513)

Basic and diluted loss per common share:
Net loss	$(0.09)	$(0.08)	$(0.31)	$(0.35)
Preferred stock dividend	—	—	—	(0.34)

Net loss attributable to common stockholders	$(0.09)	$(0.08)	$(0.31)	$(0.69)

Weighted average number of common shares outstanding	26,936	17,701	24,980	13,820

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$9,939	$7,447
Accounts receivable, net	727	143
Inventory	146	39
Other current assets	543	790

Total current assets	11,355	8,419
Furniture and equipment, net	594	199
	$11,949	$8,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$349	$758
Accrued expenses	746	467
Deferred revenue	39	130

Total current liabilities	1,134	1,355
Stockholders’ equity:
Preferred stock	—	—
Common stock	270	196
Additional paid-in capital	103,659	92,316
Accumulated deficit	(93,114)	(85,249)

Total stockholders’ equity	10,815	7,263

	$11,949	$8,618